Exhibit 1(j)

BLACKROCK INDEX FUNDS, INC.

ARTICLES OF AMENDMENT

BLACKROCK INDEX FUNDS, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation (the “Charter”) is hereby amended by renaming each series of the Corporation as set forth below:

Current Name of Series	New Name of Series
BlackRock Small Cap Index Fund	iShares Russell 2000 Small-Cap Index Fund
BlackRock International Index Fund	iShares MSCI EAFE International Index Fund

SECOND: The amendment to the Charter that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

THIRD: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: As amended hereby, the Charter shall remain in full force and effect.

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IN WITNESS WHEREOF, BLACKROCK INDEX FUNDS, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties for perjury, the matters and facts set forth herein are true in all material respects, as of this 19th day of June 2017.

ATTEST:	BLACKROCK INDEX FUNDS, INC.

/s/ Benjamin Archibald	By	/s/ John M. Perlowski
Benjamin Archibald		John M. Perlowski
Secretary		President and Chief Executive Officer

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